Exhibit 99.1
Vermillion (Formerly Ciphergen) Announces $20.5 Million Private Placement of
Common Stock
- Company Conference Call Originally Scheduled for 9:00 a.m. Eastern Time Today to Be Rescheduled
After Private Placement Closes -
FREMONT, Calif., Aug 24, 2007 /PRNewswire-FirstCall via COMTEX News Network/ — Vermillion, Inc., formerly Ciphergen Biosystems, Inc. (Nasdaq: CIPH), today announced that it has entered into securities purchase agreements in connection with a private placement with a group of existing and new investors. Under the terms of the agreement, Vermillion will receive approximately $20.5 million in gross proceeds from the sale of approximately 24.4 million shares of its common stock and the issuance of warrants for the purchase of approximately 19.5 million additional shares of Vermillion’s common stock with an exercise price of $0.925 per share.
Subject to the satisfaction of customary closing conditions, the transaction is expected to close on or about August 29, 2007. Net proceeds from the transaction will be used for general working capital needs.
Earlier this week, the company changed its name to Vermillion, Inc. and expects to begin trading on Monday, August 27, 2007 under a new Nasdaq stock symbol: VRML.
The conference call scheduled for 9:00 a.m. Eastern Time today will be rescheduled after the private placement closes.
Neither the shares of Vermillion’s common stock nor the warrants issued in connection with the private placement have been registered under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, these securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Vermillion has agreed to file within 30 days after the closing one or more registration statements covering the resale of the common stock as well as the common stock issuable upon exercise of the warrants. This press release shall not constitute an offer to sell or the solicitation of an offer to buy Vermillion’s common stock or warrants.
About Vermillion, Inc.
Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has ongoing diagnostic programs in oncology/hematology, cardiology and women’s health with an initial focus in ovarian cancer. Based in Fremont, California, more information about Vermillion can be found on the Web at http://www.ciphergen.com and at http://www.vermillion.com

Forward-Looking Statements
This press release contains “forward-looking” statements regarding Vermillion (formerly Ciphergen), including statements with respect to the anticipated closing of the private placement. Any statements contained in this press release that are not historical facts may be deemed to be forward- looking statements. The words “will,” “expected,” “intends” or similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Vermillion’s results to differ materially from those indicated by these forward- looking statements, including risks associated with the satisfaction of the conditions to the closing of the private placement, as well as other risks detailed from time to time in Vermillion’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. Vermillion does not undertake any obligation to update forward-looking statements. You are encouraged to read Vermillion’s reports filed with the U.S. Securities and Exchange Commission, available at http://www.sec.gov.
SOURCE Vermillion, Inc.
Sue Carruthers of Vermillion, Inc.
+1-510-505-2233
or
Daryl Messinger of WeissComm Partners
+1-415-946-1062